ADVISOR COMPLEX SCHEDULE

This ADVISOR COMPLEX SCHEDULE (this "Schedule") to the Agreement (as amended, the "Agreement") originally made as of the 1(st) day of April, 2006, by and between THE ADVISORS' INNER CIRCLE FUND, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at One Freedom Valley Road, Oaks, Pennsylvania 19456 (the "Trust") and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11(th) Street, 5(th) Floor, Kansas City, Missouri 64105 ("DST") is entered into by and between DST and the Trust as of the 1(st) day of April 2006.

     1. ADVISOR COMPLEX. Subject to the Terms and conditions contained in the Agreement, DST shall provide the Services specified therein to the Trust on behalf of Stein Roe Investment Counsel, Inc.

     2. TERM. Except as specified below, this Advisor Complex Schedule shall continue until _____ __, 20__ (the "Initial Term"). Following expiration of the Initial Term, this Schedule shall continue in effect for successive periods of ___ (_) year(s) (each, a "Renewal Term") unless terminated by either party as provided in the Agreement; provided, however, the preceding is not intended to amend, or modify the term contained in the Agreement. Notwithstanding the above, this Advisor Complex Schedule shall terminate in conjunction with the termination of the Agreement, or earlier as otherwise provided for in the Agreement.

     3. REQUIRED NOTICE PRIOR TO EXPIRATION. The amount of prior written notice required pursuant to Section 21(a)(ii) is __ days from the date of expiration of the then current term.

     4. FEES. In consideration for its services to the Trust as Transfer Agent and Dividend Disbursing Agent on behalf of the Advisor Complex specified in this Advisor Complex Schedule, the Trust will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements ("Compensation and Expenses") incurred in connection with the agency. Such compensation is set forth on Exhibit A attached hereto and incorporated herein by reference.

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     5. MISCELLANEOUS. This Advisor Complex may be executed in one or more counterparts, each of which shall be deemed an original and all or which together shall constitute one and the same Advisor Complex Schedule.

     IN WITNESS WHEREOF, each party hereto has caused the Advisor Complex Schedule to be executed on its behalf as of the date first above written.


THE ADVISORS' INNER CIRCLE                                   DST SYSTEMS, INC.
FUND


By:_______________________                                   By:________________


Name:_____________________                                   Name:______________


Title:____________________                                   Title:_____________


Date:_____________________                                   Date:______________